Exhibit 1.05

Information
Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Software Launches First Packaged Manufacturing Operations Management Solution for
SAPTM

CDC Factory Now Certified as a
SAP NetWeaver Composite Application for Manufacturing

HONG KONG, ATLANTA –Oct. 24, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that CDC Factory, the first packaged manufacturing operations management (MOM) solution, has been certified by SAP as a NetWeaver Composite Application. CDC Factory, designed for the food and beverage and consumer packaged goods industries, will be demonstrated at the World Wide Food Expo, October. 24-27 in Chicago at Booth #4938.

CDC Factory is the industry’s first and only packaged manufacturing operations management system that leverages human capital in plant operations and standardizes the best practices of lean manufacturing, OEE, (Overall Equipment Effectiveness) and continuous improvement. With the certified integration, SAP customers can establish a real-time framework that unlocks hidden capacity on the factory floor by managing production scheduling in real time, pinpointing the causes of plant inefficiencies and providing immediate feedback on key operating metrics including rate, yield, utilization and per unit cost. The system focuses on unlocking the potential of human capital on the shop floor by providing pre-defined workflows for the environment of the workplace and a highly intuitive kiosk-style interface for real-time performance tracking. This enables factory floor operators to act on information in real time and make immediate decisions to adjust production schedules, improve OEE and reduce waste. This role-based design extends to middle and senior management where information is summarized to make the daily operations of all plants throughout the enterprise transparent. Since CDC Factory is a packaged solution specifically designed for process manufacturers in the food and beverage, pharmaceutical and consumer packaged goods industries, it is often installed and producing results in eight weeks or less.

According to a AMR Research report in July 2007, “While the CDC Factory may be the new kid on the block, it’s not just midsize manufacturers in the food and beverage, pharmaceutical, and CP industries that should take notice. Global manufacturers should take heed as well. AMR Research’s Manufacturing Peer Forum members say that unlocking the potential of plant operations personnel and letting them take ownership of the improvement process has been highly successful in operations excellence initiatives. We couldn’t agree more, having long been proponents of role-based, industry-specific templates for manufacturing-focused software applications. While this approach has been long embraced by MES and EAM best of breeds, ERP-based manufacturing software applications continue to deliver back-office user paradigms to the shop floor. This forces users rather than software to be adaptive. CDC Factory breaks this paradigm, offering users an easy-to-consume application that supports rather than hinders their productivity, while acting as a front end to virtually any back-end ERP.”

Simon Jacobson, AMR Research Senior Research Analyst, “CDC Software Delivers Operations Excellence in Plain English”, July 2, 2007

In a recent Gartner report, “We propose that the primary focus in a modern manufacturing operations management solution should be on the people and processes rather than on the equipment.... Manufacturers wanting an integrated manufacturing operations management (MOM) solution [should] consider a people-based performance metrics solution as an early part of your investment. All manufacturers [should] look for vendors that can provide measurements, reports, and the ability to enter and analyze causes out of the box.... ” Andrew Hughes, Gartner Research Director, “Improving Production Effectiveness: Measure the Right Thing”, September 17, 2007

CDC Factory SAPConnect is a packaged composite application (PCA) that integrates CDC Factory with SAP’s ERP applications. In addition to the certified integration for SAP, CDC Factory is deployed and integrated with many of the industry’s leading ERP applications.

“With CDC Factory, we have set several new industry standards,” said Eric Musser, CEO and president of CDC Software. “This is the industry’s first and only out-of-the-box manufacturing operations management system and it has been repeatedly proven to deliver results in weeks rather than months or years. Now, with certified integration to SAP, we are making it even easier for SAP customers to take full advantage of these leading-edge capabilities in plant efficiency and management visibility. This certification also opens up a new channel for CDC Factory and we will be actively seeing additional consulting partners with deep industry expertise that parallels our own in food and beverage, life science and consumer packaged goods.”

About CDC Factory
CDC Factory is the first packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI (warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to CDC Factory, reducing waste, reducing overhead costs, increasing overall equipment effectiveness, and increase the number of units produced per man-hour and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of CDC Factory solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing CDC Factory solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

SAP and other SAP products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of SAP AG worldwide. SEAL Consulting, Inc. and SEAL EDN are registered trademarks of SEAL Consulting, Inc. All other product and service names mentioned are the trademarks of their respective companies.

###